Exhibit 99.1

Super League Completes Acquisition of Misfits Ads Division, Strengthening Revenue Foundation and Advancing Path to Profitability

Transaction adds profitable revenue, proprietary technology, and expanded scale to capture a greater share of an under-monetized advertising market

SANTA MONICA, Calif., May 6, 2026 (GLOBE NEWSWIRE) — Super League (Nasdaq: SLE) (the “Company”), an audience intelligence and media activation company trusted by global brands to reach and engage people who play video games across the digital advertising landscape, today announced the closing of its previously announced acquisition of the Misfits Ads Division from Misfits Gaming Group.

The transaction marks a meaningful step forward in Super League’s evolution, adding profitable revenue, improving the predictability of performance, expanding brand relationships, and reinforcing the Company’s path to cash-based EBITDA profitability.

Super League Chief Executive Officer Matt Edelman commented:

“With this transaction closed, we are entering the next phase of Super League’s evolution. We’ve done the work to strengthen our foundation—now we’re building a more scalable, predictable revenue engine on top of it.

The Misfits Ads Division adds programmatic revenue, proprietary technology, and proven execution with leading brands. That combination strengthens our operating model and positions us to capture a larger share of an under-monetized segment of the advertising market. We expect to see a contribution to our financial results beginning in the second quarter, accelerating our path to cash-based EBITDA profitability by year end.”

Expanded Capabilities and Competitive Advantages

●	Programmatic capabilities introduce more reliable, transaction-based revenue streams that complement existing campaign work and contribute to a more predictable financial profile.

●	Proprietary rewarded video and monetization capabilities increase control over how programs are delivered, reducing reliance on third-party solutions.
●

The Misfits team and its established relationships expand reach across brands, agencies, creators, and gaming communities, resulting in increased sales capacity and a broader pipeline in the gaming media sector.

●	Preferred Commercial Brand Partnership with Misfits Gaming Group, enabling brand integrations across a portfolio of Roblox games reaching more than 100 million monthly active users.

Growing Market Opportunity

Consumers spend nearly as much time playing video games as they do on social media and watching television and streaming collectively. Yet, while advertising spend across those channels exceeds $150 billion annually in the United States, total spend in gaming remains near $10 billion.

That disconnect between attention and investment continues to expand, creating a clear opening for companies that can translate player engagement into measurable marketing outcomes. With the addition of the Misfits Ads Division, Super League is better positioned to capture a larger share of that opportunity.

With a stronger foundation and enhanced capabilities, the Company is focused on delivering more consistent financial performance in the quarters ahead.

Board and Executive Additions

As a condition of closing the acquisition, the Company is pleased to announce that Robert Kalutkiewicz, Senior Vice President of Corporate Development, Strategy and Strategic Investments at the E.W. Scripps Company is joining its board of directors, effective today.

In parallel, Mark Jung is stepping down from Super League’s Board, also effective today.

The Company also welcomes Justin Stefanovic, formerly Senior Vice President at Misfits Gaming Group, as its Senior Vice President of Business Development and Platform Strategy. Mr. Stefanovic is receiving an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4) in the form of 12,000 shares of restricted common stock and approved by the board of directors. The inducement grant is subject to vesting at the rate of 1/8th at the six-month anniversary of issuance, and 1/42nd thereafter per month in arrears. The award was granted as an inducement to Mr. Stefanovic entering into employment with the Company.

About Super League

Super League (Nasdaq: SLE) connects brands with the 3.5 billion-person global gaming population through advertising and branded content programs across gaming and digital media platforms. The Company generates revenue by executing these programs through proprietary interactive formats, creator content, immersive experiences, data-driven insights, and strategic campaign services to improve marketing performance. By translating player behavior into actionable intelligence, Super League serves as a trusted partner that enables brands to more effectively influence consumers who play video games, positioning the Company to capture a greater share of advertising spend over time.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward Looking Statements can be identified by words such as “anticipate,” “intend,” "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements include all statements other than statements of historical fact, including, without limitation, all statements regarding the private placement, including expected proceeds, Super League’s ability to maintain compliance with the Listing Rules of the Nasdaq Capital Market, statements regarding expected operating results and financial performance (including the Company’s commitment to and ability to achieve Adjusted EBITDA-positive results in Q4), strategic transactions and partnerships, and capital structure, liquidity, and financing activities. These statements are based on current expectations, estimates, forecasts, and projections about the industry and markets in which the Company operates, management’s current beliefs, and certain assumptions made by the Company, all of which are subject to change.

Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors that are difficult to predict, and that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Important factors include, but are not limited to: the Company’s ability to adequately utilize the funds received recent financings; the Company’s ability to execute on cost reduction initiatives and strategic transactions; customer demand and adoption trends; the timing, outcome, and enforceability of any patent applications; the ability to successfully integrate new technologies and partnerships; platform, regulatory, macroeconomic and market conditions; the Company’s ability to maintain compliance with Nasdaq Capital Market continued listing standards; access to, and the cost of, capital; and the other risks and uncertainties described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2024 and December 31, 2025, and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Investor Relations Contact:

Kirsten Beduya

Quantum Media Group

team@quantum-corp.com